Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of The AES Corporation for the registration of debt and equity securities and to the incorporation by reference therein of our report dated February 26, 2009, (except for Notes 1, 8, 14, 15 and 17 related to the effect of the adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” and the change in reportable segments, as to which the date is September 14, 2009), with respect to the consolidated financial statements and schedule of The AES Corporation for the year ended December 31, 2008, included its Current Report on Form 8-K dated September 14, 2009 and our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting of The AES Corporation as of December 31, 2008 included in its Annual Report (Form 10-K) for the year ended December 31, 2008, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 14, 2009